UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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SYMANTEC CORPORATION

(Name of Registrant as Specified in its Charter)

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On August 16, 2018, Symantec Corporation issued the following press release:

Symantec Confirms Receipt of Director Nominations

No Stockholder Action Required at This Time

MOUNTAIN VIEW, Calif. – August 16, 2018 – Symantec Corp. (NASDAQ: SYMC) today issued the following statement in response to the submission by Starboard Value (“Starboard”), of five nominees to stand for election to the Symantec Board of Directors at Symantec’s 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”).

Symantec maintains open communications with its stockholders and values constructive input that advances the goal of creating value for all stockholders. Over the last several weeks, we have had a dialogue with Starboard and we plan to continue these discussions.

The Nominating and Governance Committee of the Symantec Board (the “Committee”) is responsible for identifying individuals qualified to become members of the Symantec Board and recommending to the Board the director nominees to be put before stockholders at each annual meeting. To that end, the Committee is evaluating the nominations put forth by Starboard consistent with established policies.

The Company’s 2018 Annual Meeting has not yet been scheduled. As previously disclosed, the Audit Committee of the Company’s Board of Directors is conducting an internal investigation. The Company intends to finalize and file its financial statements with the U.S. Securities and Exchange Commission (“SEC”) following completion of the investigation and subsequent procedures by the Company’s independent public accounting firm, at which point Symantec will schedule its 2018 Annual Meeting and file its proxy materials with the SEC. The Company’s Board of Directors will present its formal recommendation to stockholders regarding director nominations in the Company’s proxy statement. Stockholders do not need to take any action at this time.

Goldman Sachs & Co. LLC is serving as financial advisor and Fenwick & West LLP is serving as legal advisor to Symantec.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world’s leading cybersecurity company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec’s Norton and LifeLock product suites to protect their digital lives at home and across their devices. Symantec operates one of the world’s largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats. For additional information, please visit www.symantec.com or connect with us on Facebook, Twitter, and LinkedIn.

Forward-Looking Statements

This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including the statements regarding the outcome of ongoing discussions with Starboard, the future composition of Symantec’s Board of Directors, the timing and outcome of the ongoing Audit Committee investigation, and the filing of Symantec’s periodic reports and proxy statement with the SEC. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, risks relating to the uncertainties regarding future actions that may be taken by Starboard in furtherance of its stated intention to nominate director candidates for election at the 2018 Annual Meeting, the effects on the Company of Board and management engagement with Starboard, the risk that the Audit Committee investigation may take longer to complete than expected, the risk that the Audit Committee investigation identifies errors, which may be material or which impact the timing of Company filings, and the risks associated with legal proceedings or government investigations relating to the subject matter of the Audit Committee investigation or related matters. Additional information, including other risk factors, is contained in the Risk Factors sections of Symantec’s most recent reports filed with the SEC on Form 10-K and Form 10-Q. Symantec assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

Important Additional Information and Where to Find It

Symantec plans to file with the SEC and mail to its stockholders a proxy statement and accompanying solicitation materials in connection with the 2018 Annual Meeting. The proxy statement will contain important information about Symantec, the 2018 Annual Meeting and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Symantec, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the names of the Company’s directors, nominees and executive officers and their respective interests in Symantec will be set forth in the proxy statement and accompanying solicitation materials and in their respective Section 16 filings made after the date of the proxy statement. These documents (when they become available), and any and all documents filed by Symantec with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Symantec’s website at www.symantec.com.

Contacts

MEDIA CONTACT:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Jed Repko / Mary Aiello

415-869-3950

or

INVESTOR CONTACT:

Symantec Corp.

Cynthia Hiponia, (650) 527-8020

Cynthia_Hiponia@symantec.com